EXHIBIT 10.15
                                SERVICE AGREEMENT

         This Agreement ("Agreement") is made as of this 19th day of July, 2000 (The "Effective Date ") between Cuidao Imports (the "Company") and Reubin Share (the "Agent").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Agent as President of the Beer Division of Cuidao Imports on the terms and conditions set forth in this Agreement; and,

         WHEREAS, the Agent desires to accept such employment on the terms and conditions set forth in this Agreement and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term: The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) year and shall be automatically renewable for additional three (3) year terms unless either party gives the other party prior written notice of intent not to renew at least 90 days prior to the expiration of the then current term.

2. Duties: The Agent is engaged to serve in the capacity of president of the Beer Division of the Company and shall have primary responsibility and control for the day to day activities of that division. In addition the Agent shall have such other duties as may from time to time be reasonably assigned to him by the Board of Directors of the Company. No other person or entity shall be appointed by the Company to a similar position while this agreement is in force and effect or until all sums due to Agent have been paid in full, which ever is later.

3. Personnel: The Agent shall have the sole right to hire/fire such personnel as may be deemed advisable to fulfill his obligations under this agreement, provided agreed budgetary constraints are not exceeded.

4. Time Devoted: During the period of his employment hereunder and except for illness, reasonable vacation periods and reasonable leaves of absence, the Agent shall devote substantially all of his business time, attention, skill and efforts in the faithful performance of his duties hereunder. However, the Agent may serve or continue to serve on the Boards of Directors of, and hold any other offices or positions in companies or organizations which, in the judgment of the Board of Directors of the Company, will not present any conflict of interest with the Company or materially affect the performance of the Agent's duties pursuant to this Agreement.

5. Compensation: For the services to be rendered by Agent under this Agreement the Company agrees to pay him a salary of $40,000 per annum, payable in installment not less often than twice per month. Such base compensation may be periodically increased to take into account performance or


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increases,  if any, in the annual cost of living. All as determined by action of the Company's Board of Directors.

In addition, the Company agrees to issue twenty five thousand (25,000) shares of IRC Section 144 restricted stock, represented to have an approximate value of US$4 per share, as a signing bonus for the acceptance of this agreement.

6. Vacation: Fringe Benefits: Reimbursement of Expenses: The Agent shall be entitled to two (2) weeks paid vacation during each annual period within the term of this Agreement. He shall be entitled to vacation pay for vacation time to which he is entitled but does not take. The timing of vacation periods shall be within the discretion of the Company reasonably exercised so as not to inconvenience the Agent. Vacation time not used in any given year may be accrued and used at a later date. In the event of a termination for whatever reason, any un-used vacation time shall be paid at the then applicable compensation rate.

    The Agent shall further be entitled to (a) keeping an existing HMO; (b) an automobile expense allowance of $400.00 per month plus gas expense; (c) leave by reason of incapacity and to such participation in medical and life insurance, pension benefits, disability and fiinge benefit plans as the Company may make generally available to all of its executive Agents from time to time: subject, however, as to such plans to such budgetary constraints or other limitations as may be imposed by the Company from time to time; and (d) reimbursement for all normal and reasonably expenses necessarily incurred by him in the performance of his obligations hereunder, subject to reasonable substantiation requirements as may be imposed by the Company.

    The Agent shall be represented by corporate legal and accounting counsel with the expense for same to be borne by the Company on any and all personal matters that are related to Cuidao Imports or its subsidiaries.

7. Bonuses: The Agent shall be entitled to receive, in addition to his salary, performance bonuses equal to 25% of the Agent's base salary, in the event the Company achieves quantifiable performance objectives to be provided to the Agent by the Company in advance. The actual results of this plan are subject to audit and board approval. The Agent must be employed the entire period and employed at the time the bonus is paid. The bonus will be paid no later than 60 days following the close of the last calendar day of the 12th month of each year of employment.

8. Key Man Insurance: Not currently available

9. Mergers and Acquisitions: It is recognized and agreed to by both the Company and the Agent that activities which result in a merger of the Company with another operating entity or the acquisition of the Company by an outside entity or an acquisition by the Company of an outside entity is outside the scope of the normal duties of the Agent. The Company will pay 2.5% of the gross value of the transaction, in which the Agent acted as the finder or agent for the Company.

10. Disability and Death: The Company has no plan in force and effect at this time for the death or disability of its executive Agents. At such time as a plan is established, the Agent shall participate in a manner consistent with other Agents of the Company holding similar positions.


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11. Termination:

     A. Termination for Cause: The Company for "cause" may terminate the Agent immediately following notice. For the purpose the term "cause" shall mean the following but not limited to:

     (i) The material breach of provision of this Agreement by the Agent, which is deemed to adversely effect the operation of the Company.
     (ii) The arrest and conviction and interment for more than one (1) year of the Agent for a felony.
     (iii)The commission or participation by the Agent in an injurious act of fraud against the Company.

     B. Termination Without Cause: In the event the Agent is terminated without cause, the Agent will be entitled to receive compensation for the full term of this agreement.

     C. Termination by the Agent: The Agent may terminate his employment with the Company upon thirty (30) days written notice to the Company, in which case, the Agent may receive a salary for a maximum of six (6) months to be determined by the Board of Directors and the Company shall have no further obligation under this Agreement.

     D. Notwithstanding anything to the contrary in this Paragraph 10, in the event of the termination or resignation of the Agent, the Agent shall continue to be obligated or adhere to all obligations under paragraph 11 hereunder.

12. Information: Without prior written consent of the Company or as required by law, the Agent will not at any time either during or after his employment by the Company, directly or indirectly divulge or disclose to any person, firm, association, or company, or use for his own benefit, gain, or others, any plans, products, data, results of tests and data, customer lists, or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise prepared or issued for the use of the Company (collectively, the "Confidential Information") it being the intent of the Company with which intent the Agent hereby agrees to restrict him from dissemination or using unpublished or not readily available to the general public.

13. Restrictive Covenant: Agent agrees that during the term of his employment hereunder and for the six month period following the termination thereof for any reason other than the Company's discontinuance of activities or a premature termination of the Agent by the Company, the Agent shall not, directly or indirectly engage or become interest in, render any service to, enter the employment of, or solicit for any business which competes with any activity of the Company conducted at any time during the Agent's period of employment and which is located in any county of the State of Florida in which the Company shall maintain any activity. The parties expressly agree that the duration and geographical area of this restrictive covenant are reasonable. This covenant shall be construed as an Agreement independent of any other provision Herein, and the existence of any claim or cause of action of the Agent against the Company regardless of how arising, shall not constitute a defense to the enforcement by the Company of its ten-ns. If any portion of the covenant


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is  held to be  unenforceable,  for  whatever  reason  it  shall  be  considered divisible both as to time and period of time and each county within the State of Florida a separate geographical area so that the lesser period of time or geographical area shall remain effective so long as the same is not determined to be unenforceable, and in that regard the parties agree that any such lesser time period or geographical area shall be specifically enforceable against the Agent.

14. Inception of Employment Relationship: The Agent represents and agrees that he has not been pressured, mislead or induced to enter this Agreement based upon any representation by the Company or its agents not contained herein. Agent represents that he has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his agreement is freely given. The Agent represents that he has no claim, charges, or causes of action presently accrued or pending against the Company and if any such claims or causes of actions exist, the Agent, in consideration of his employment hereby releases the Company, its Agents, agents, successors and assigns, from any and all such claims.

15.  References:  The Company agrees that, upon  termination of employment under this Agreement, it will furnish references to third parties, including prospective employers, regarding Agent. In consideration of the Company's agreement to furnish such references, the Agent releases the Company from any and all claims and causes of action, including but not limited to, any claims for defamation, and agrees to hold the Company harmless for any claims made in relation thereto.

16. Notice: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties as recorded in the Agents official personnel file and the Company's place of business.

17. Waiver of Breach: the Agent shall not construe the waiver by the Company of a breach of any condition of the Agreement by the Agent as a waiver of any subsequent breach.

18. Assignment: either party may not assign This Agreement without prior written consent of both parties.

19. Attorneys Fees: In the event either party is required to seek legal counsel to enforce the terms and provisions of this Agreement, the prevailing party in any action shall be entitled to recover attorneys fees and costs (including on appeal).

20. Governing Law: This Agreement shall be governed by the Laws of the State of Florida and the proper jurisdiction and venue shall be the Circuit Court in Broward County, Florida. The parties agree that service or process in any such action, suit or proceeding shall be deemed valid if made by registered mail, return receipt requested, sent to officially noted addresses.

21. Entire Agreement: This Agreement contains the entire Agreement of the parties. It may be changed only by agreement in writing signed by both parties.

22. Headings: The headings are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.



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23. Facsimile signatures:  This agreement may be executed by facsimile signature which shall be binding as an original signature.

24. Counterparts: This agreement may be signed in two or more counterparts, each of which shall be deemed an original of one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AGENT                               COMPANY: CUIDAO IMPORTS

By: /s/ Reubin Share                   By: /s/ C. Michael Fisher, Pres.
                                              Authorized Signatory